Exhibit 99.1

MCEWEN MINING THIRD QUARTER REPORT 2016

TORONTO, November 3, 2016 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce consolidated quarterly production of 36,496 gold equivalent ounces(1), comprised of 24,281 ounces gold and 916,168 ounces silver. For the three and nine months ended September 30, 2016, the Company reported net income of $4.2 million(2) or $0.01 per share and $25.5 million or $0.09 per share, respectively. Earnings from mining operations(3) were $18.9 million and $57.7 million over the same periods. Net income for the three months ended September 30, 2015 was $2.6 million or $0.01 per share and net loss for the nine months ended September 30, 2015 was $5.5 million, or $0.02 per share.

For the three and nine months ended September 30, 2016, the Company generated $4.9 million and $24.4 million of net cash flow from operations, respectively. We ended the third quarter of 2016 with liquid assets(3) of $62.5 million composed of cash of $38.8 million, precious metals of $16.6 million and marketable securities of $7.1 million. The Company has no debt, and has not done any financings, sold any metal streams, royalties, or hedges against precious metals. As at October 31, 2016 we had liquid assets of $60.3 million.

Our 2016 production guidance remains 99,500 gold ounces and 3.3 million silver ounces, or approximately 144,000 gold equivalent ounces. However, we are reducing our original guidance for total cash costs and all-in sustaining costs (“AISC”) from $780 and $935 per gold equivalent ounce, respectively, to $700 and $860. This is attributable to the reduced cost levels at the El Gallo Mine in the first nine months, which we expect to continue for the rest of this year.

In addition, the Company announces the promotion of Xavier Ochoa from Chief Operating Officer to President and Chief Operating Officer, effective immediately. Simultaneously, the Company announces the departure of its former President, Colin Sutherland.

The tables below provide selected operating and financial results for Q3, comparative results for Q3 2015, and our production and cost guidance for full year 2016. For our SEC Form 10-Q Financial Statements and MD&A please refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Table  1: Q3 Comparative Operating Results(5)

	Q3 2016	Q3 2015	9 months 2016	Guidance FY2016	Revised Guidance FY2016
Corporate Total
Gold ounces produced	24,281	31,689	81,145	99,500	99,500
Silver ounces produced	916,168	877,517	2,464,941	3,337,000	3,337,000
Gold equivalent ounces produced(1)	36,496	43,390	114,009	144,000	144,000
Gold equivalent total cash cost ($/oz)(1)(3)	$677	$674	$667	$780	$700
Gold equivalent co-product AISC ($/oz)(1)(3)	$884	$914	$876	$935	$860
Gold equivalent all-in cost ($/oz)(1)(3)	$1,023	$1,008	$1,042	-	-
El Gallo Mine – Mexico
Gold ounces produced	11,754	19,488	47,306	54,500	54,500
Silver ounces produced	7,151	5,244	21,414	37,000	37,000
Gold equivalent ounces produced(1)	11,849	19,558	47,590	55,000	55,000
Gold equivalent total cash cost ($/oz)(1)(3)	$598	$454	$483	$780	$550
Gold equivalent co-product AISC ($/oz)(1)(3)	$680	$570	$559	$840	$620
San José Mine(4) - Argentina
Gold ounces produced	12,527	12,201	33,839	45,000	45,000
Silver ounces produced	909,017	872,273	2,443,527	3,300,000	3,300,000
Gold equivalent ounces produced(1)	24,647	23,832	66,419	89,000	89,000
Gold equivalent total cash cost ($/oz)(1)(3)	$707	$876	$770	$780	$780
Gold equivalent co-product AISC ($/oz)(1)(3)	$850	$1,134	$949	$990	$990

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Table  2:  Q3 Comparative Production and Financial Results

	Q3 2016	Q3 2015	9 months 2016	9 months 2015

Gold equivalent ounces sold	35,879	41,829	110,830	115,526
El Gallo Mine	10,053	20,040	39,747	52,434
San José Mine	25,826	21,789	71,083	63,092

Average realized prices(3)
Gold ($/oz)	$1,328	$1,106	$1,262	$1,161
Silver ($/oz)	$20.13	$14.05	$17.95	$15.42

(Millions of U.S. dollars except per share amounts)
Earnings from Mining Operations(3)	$18.9	$13.4	$57.7	$44.0
Earnings from mine operations per share	$0.06	$0.05	$0.19	$0.15

Cash Flow from Operations	$4.9	$10.7	$24.4	$16.6
Cash flow from operations per share	$0.02	$0.04	$0.08	$0.06

Net Income (Loss)	$4.2	$2.6	$25.5	$(5.5)
Net Income (Loss) per share	$0.01	$0.01	$0.09	$(0.02)

Footnotes:

1)

Silver production is presented as a gold equivalent. Gold equivalent calculations are based on prevailing spot prices at the beginning of the year. The gold to silver ratio used for 2015 and 2016 is 75:1.

2)	All amounts are reported in US dollars unless otherwise stated.
3)

Earnings from mining operations, total cash costs, all-in sustaining costs (AISC), all-in costs, average realized prices, and liquid assets, are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. Please see page 35 of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.

4)

The San José Mine is owned by Minera Santa Cruz S.A. (“MSC”), which is a joint venture 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc. Figures include only the portion attributable to us from our 49% interest in MSC.

5)	See “Cautionary Note Regarding Non-GAAP Measures” for additional information about “Advanced-stage Projects”.

Operating & Financial Highlights

Production

Production in Q3 totaled 36,496 gold equivalent ounces, which includes 11,849 gold equivalent ounces from the El Gallo Mine, and 12,527 gold ounces and 909,017 silver ounces attributable to us from our 49%(4) interest in the San José Mine. Year to date production totaled 114,009 gold equivalent ounces, which includes 47,590 gold equivalent ounces from the El Gallo Mine, and 33,839 gold ounces and 2,443,527 silver ounces attributable from the San Jose Mine.

Production Costs

Consolidated total cash costs, all-in sustaining costs (AISC) and all-in costs per gold equivalent ounce in Q3 were $677, $884 and $1,023, respectively. At the El Gallo Mine total cash costs and AISC were $598 and $680 per gold equivalent ounce, respectively. At the San José Mine total cash costs and AISC were $707 and $850 per gold equivalent ounce, respectively.

Ounces Sold

Sales in Q3 totaled 35,879 gold equivalent ounces, including 22,976 gold ounces and 967,778 silver ounces. Year to date sales totaled 110,830 gold equivalent ounces, comprised of 75,677 gold ounces and 2,636,594 silver ounces.

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Earnings from Mining Operations

Earnings from mining operations were $18.9 million or $0.06 per share for Q3, compared to earnings of $13.4 million or $0.05 per share for the three months ended September 30, 2015 (“Q3 2015”). For the nine months ended September 30, 2016 earnings from mining operations were $57.7 million or $0.19 per share compared to $44 million or $0.15 per share for the nine months ended September 30, 2015.

Cash Flow

Net cash provided by operations was $4.9 million or $0.02 per share for Q3, compared to $10.7 million or $0.04 per share in Q3 2015. For the nine month ended September 30, 2016, net cash provided by operations was $24.4 million or $0.08 per share compared to $16.6 million or $0.06 per share for the prior year comparable period.

Net Income (Loss)

Consolidated net income was $4.2 million or $0.01 per share for Q3, compared to $2.6 million or $0.01 per share in Q3 2015. For the nine months ended September 30, 2016, net income was $25.5 million or $0.09 per share compared to a loss of $5.5 million or a loss of $0.02 per share in the prior year comparable period. The improved earnings are a result of an increase in net income from our investment in Minera Santa Cruz (“MSC”), partially offset by a small increase in all-in sustaining costs at the El Gallo Mine compared to Q3 2015. Furthermore, in 2015 the Company recognized impairment charges.

Average Realized Prices

The average realized prices of gold and silver sold during Q3 were $1,328 and $20.13 per ounce, respectively. On a year to date basis, average realized prices of gold and silver sold were $1,262 and $17.95, respectively.

Treasury

We ended the third quarter of 2016 with liquid assets of $62.5 million composed of cash of $38.8 million, precious metals of $16.6 million and marketable securities of $7.1 million.  The Company has no debt, and has not done any financings, sold any metal streams, royalties, or hedges against precious metals. As at October 31, 2016 we had liquid assets of $60.3 million.

Return of Capital (Yield)

We paid the semi-annual return of capital installment of a ½ cent per share, which was distributed to shareholders of record on August 29, 2016. Based on our share price yesterday our yield is 0.3% per share.

Redemption of Exchangeable Shares

At its Annual Meeting held on June 6, 2016, shareholders of McEwen Mining – Minera Andes Acquisition Corp. voted to allow the early redemption of Exchangeable Shares. On August 22, 2016 each remaining Exchangeable Share was redeemed for one common share of McEwen Mining Inc. Now there is only one class of shares outstanding, common shares and as at yesterday there are 300 million outstanding.

El Gallo Mine, Mexico (100%)

The El Gallo Mine produced 11,849 gold equivalent ounces in Q3 2016, in line with our guidance, compared to 19,558 gold equivalent ounces during the same period in 2015. Production in Q3 was lower than the prior quarter due to lower grade material, as we previously forecasted (1.4 gpt in Q3 2016 vs. 2.3 gpt in Q2 2016).  This decrease in average grade is the result of moving from the higher grade Samaniego pit to the lower grade Lupita pit. Our full year guidance for El Gallo remains 55,000 gold equivalent ounces. A total of 47,590 gold equivalent ounces have been produced in the nine months ended September 30, 2016.

For 2016, we have budgeted $4.0 million for sustaining costs and capital expenditures, and $3.0 million for exploration activities.  During Q3 we spent $1.1 million at the El Gallo Mine, which mostly related to the replacement of the excess pond liner and other pond and site improvements, and $0.9 million in exploration activities both of which aligned with our full year plans.

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San José Mine, Argentina (49%)

Our attributable production from San José in Q3 was 12,527 gold ounces and 909,017 silver ounces, for a total of 24,647 gold equivalent ounces. Compared to Q3 2015, gold and silver production increased by 3% and 4% respectively. Tax reforms, including the elimination of export tax on doré and concentrate, and other macroeconomic developments in Argentina, as well as the devaluation of the Argentinean Peso, have resulted in a significant improvement in operations and cash flows at San José in 2016. As a result, we received $7.9 million in dividends from MSC(4) in Q3.  We have received $13.3 million in dividends year-to-date against an original dividend forecast of $7.5 million for 2016, and, in comparison, the Company received $0.5 million in dividends for all of 2015. The Company expects to receive additional dividends throughout the year provided gold and silver prices remain at current or higher levels.

The 2016 exploration budget remains at the increased level of $6.5 million. This is the first time in several years that a significant budget has been allocated to exploration.

Gold Bar Advanced-Stage Project(5), Nevada, U.S. (100%)

As outlined in our Feasibility Study dated September 19, 2015, the upside case for Gold Bar at $1,300/oz gold provides improved economics over the original base case of $1,150/oz.

The Company estimates that we will receive a permitting decision from the Bureau of Land Management during the third quarter of 2017. This final permit, if received, will allow us to begin construction of the mine, which we estimate will take 12 months. Production is estimated to begin the following year in 2018. For 2016, we have budgeted approximately $3.5 million to be spent towards advancing the project closer to the production stage, of which $1.9 million has been spent during the nine-month period ended September 30, 2016. Mine permitting and engineering activities continue to advance at Gold Bar.

El Gallo Silver Advanced-stage Project(5), Mexico (100%)

During the third quarter we continued to analyze development plans for the El Gallo Silver project.

Los Azules Exploration Project, Argentina (100%)

The Company is nearing completion of an updated Preliminary Economic Assessment (“PEA”) for Los Azules.  We believe the recent policy shifts in Argentina such as the elimination of export taxes, the devaluation of the peso and the lifting of certain import restrictions on equipment will improve the economics of Los Azules over the previously published PEA completed in 2013.  For 2016, we have increased our budget from $0.9 million to $3.4 million reflecting our recently increased levels of study to advance the project.  The Company anticipates that the increased budget levels will continue into 2017 as it prepares to commence a drill program early next year, contingent upon weather conditions as the winter season normally ends during the fourth quarter of the calendar year.

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Q3 2016 Conference Call Details
McEwen Mining will be hosting a conference call to discuss the Q3 2016 results and project developments on:
DATE Thursday November 3rd, 2016 at 11:00 am ET

WEBCAST:
http://www.gowebcasting.com/lobby/8247

TELEPHONE:
Participant Dial-in numbers: (877) 291-4570 (North America) / (647) 788-4919 (International) Conference ID: 9405095

REPLAY:
Dial-in numbers: (800) 585-8367 (North America) / (416) 621-4642 (International)
Conference ID: 9405095 03/11/2016 14:00 ET - 10/11/2016 23:59 ET

About McEwen Mining  (www.mcewenmining.com)

McEwen Mining’s goal is to qualify for inclusion in the S&P 500 Index by creating a high growth, profitable gold and silver producer focused in the Americas and Europe. McEwen Mining's principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has a total of 300 million shares outstanding and 305 million fully diluted. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

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TECHNICAL INFORMATION

The technical contents of this news release have been reviewed and approved by Nathan M. Stubina , Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects".

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total Cash Costs and All-in Sustaining Costs

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. For both total cash costs and all-in sustaining costs we include our attributable share of total cash costs from operations where we hold less than a 100% economic share in the production, such as MSC, where we hold a 49% interest.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

Earnings from Mining Operations

The term earnings from mining operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. We define earnings from mining operations as gold and silver revenues from our El Gallo 1 Mine and our 49% attributable share of the San José mine's net sales, less their respective production costs applicable to sales. To the extent that production costs applicable to sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at production costs applicable to sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine net sales and production costs applicable to sales are presented, on a 100% basis, in Note 5 of McEwen Mining's quarterly report on Form 10-Q for the quarter ended September 30, 2016.

Average Realized Prices

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We report this measure to better understand the price realized in each reporting period for gold and silver.  Average realized price is calculated as sales of gold and silver (excluding commercial deductions) over the number of ounces sold in the period.

Liquid Assets

Liquid assets corresponds to “cash, investments and precious metals”, which is also a non‑GAAP financial measure. We report this measure to better understand our liquidity in each reporting period.  Cash, investments and precious metals are calculated as the sum of cash, investments and ounces of doré held in inventories with precious metals, valued at the London PM Fix spot price at the corresponding period. A reconciliation between precious metals valued at cost and precious metals valued at market value is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

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Advanced Stage Projects

Advanced-stage properties consist of properties for which a feasibility study has been completed indicating the presence of mineralized material, and that have obtained or are in the process of obtaining the required permitting for construction and operation. Our designation of certain properties as “Advanced-stage Properties” should not suggest that we have proven or probable reserves at those properties as defined by the SEC Industry Guide 7.  In addition, as described under the “Critical Accounting Policies” section contained in our annual report on Form 10-K for the year ended December 31, 2015, we define “Mine Development Costs” as the costs incurred to design and construct mining and processing facilities, including engineering and metallurgical studies, drilling, and other related costs to delineate an ore body, and the removal of overburden to initially expose an ore body at open pit surface or underground mines. Since no proven and probable reserves have been established on any of our properties except for our 49% interest in the San José mine, mine development costs are not capitalized at any of the our properties, but rather are expensed as incurred, and allocated within “Mine Development Costs” in the Consolidated Statement of Operations and Comprehensive Income.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com	Christina McCarthy Director of Corporate Development (647) 258-0395 ext 390 corporatedevelopment@mcewenmining.com	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690

Website www.mcewenmining.com	Facebook facebook.com/mcewenrob	Twitter twitter.com/mcewenmining

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